EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2007, in the Registration Statement (Form S-1 No. 333-xxxxxx) and related Prospectus of Broadview Networks Holdings, Inc. and Subsidiaries for the registration of               shares of its common stock.
/s/ Ernst & Young LLP
New York, New York
November 29, 2007